EXHIBIT 99.1

Joe Tautges Appointed Chief Financial Officer for CDK Global

HOFFMAN ESTATES, Ill., June 26, 2017 (GLOBE NEWSWIRE) -- CDK Global (Nasdaq:CDK) today announced that its Board of Directors has appointed Joe Tautges to serve as CDK’s new chief financial officer, effective August 9, 2017. Tautges brings 20 years of experience leading global finance, accounting and operations teams for large technology, consumer products and business consulting companies.

Tautges most recently served as CFO of the $18 billion Enterprise Services segment of Hewlett Packard Enterprise (NYSE:HPE).  While at HPE, he led a transformation initiative which enabled significant margin expansion and improved free cash flow resulting in the recent spin-merger of Enterprise Services with Computer Science Corporation to form the $26 billion DXC Technology Company.  Prior to HPE, Tautges held various levels of increasing responsibility in both operations and financial management with Sears Holdings and Aon Hewitt.  Before Aon Hewitt, Tautges worked as an auditor at Arthur Andersen LLP.  Tautges holds a bachelor’s degree from Northern Illinois University and is a Certified Public Accountant.

“Joe is a hands-on leader who brings excellent financial and operating experience in transformational situations to CDK,” said Brian MacDonald, chief executive officer at CDK Global.  “His background makes him uniquely suited to contribute a focused, change-oriented drive to our efforts to grow CDK while delivering excellence for our dealers and value for our shareholders.”

“This is an exciting time to be joining CDK,” said Joe Tautges. “I am looking forward to working with Brian MacDonald and the CDK team as we continue to transform CDK Global into the premier enabler of end-to-end automotive commerce and a company known for continuous improvement.”

About CDK Global
With more than $2 billion in revenues, CDK Global (Nasdaq:CDK) is a leading global provider of integrated information technology and digital marketing solutions to the automotive retail and adjacent industries. Focused on evolving the automotive retail experience, CDK Global provides solutions to dealers in more than 100 countries around the world, serving approximately 28,000 retail locations and most automotive manufacturers. CDK solutions automate and integrate all parts of the dealership and buying process from targeted digital advertising and marketing campaigns to the sale, financing, insuring, parts supply, repair and maintenance of vehicles. Visit www.cdkglobal.com.

Investor Relations Contact:
Katie Coleman
847.485.4650
katherine.coleman@cdk.com

Media Contact:
David Webster
469.222.3667
david.webster@aberdeenstrategies.com